Exhibit 99.1
Perspecta announces financial results for second quarter of fiscal year 2021
•Revenue of $1.14 billion
•Diluted earnings per share of $0.10; adjusted diluted earnings per share of $0.53
•Operating cash flow of $164 million
•Bookings of $1.8 billion (Q2 book-to-bill ratio of 1.6x; trailing-twelve-month book-to-bill ratio excluding NGEN SMIT impact of 1.6x)
•Raising fiscal year 2021 guidance

Chantilly, Va., November 10, 2020 - Perspecta Inc. (NYSE:PRSP), a leading U.S. government services provider, today announced financial results for the second quarter of fiscal year 2021, which ended October 2, 2020.
“Since our inception, we have consistently achieved solid execution across the enterprise, and this quarter is no exception. Once again, we delivered on our revenue, adjusted diluted earnings per share and free cash flow conversion expectations,” said Mac Curtis, chairman and chief executive officer of Perspecta. “We continue to accomplish these strong results, quarter after quarter, because of our dedication and commitment to mission execution and operational excellence. With strategic awards and significant milestones in the areas of cyber, 5G and cloud migration, we remain steadfast in supporting our customers during this unprecedented time.”
Summary operating results (unaudited)

	Fiscal Quarter Ended
(in millions, except margin and per share amounts)	October 2, 2020	September 30, 2019
Revenue	$1,142	$1,172
Income before taxes	$19	$37
Operating margin	1.7%	3.2%
Net income	$16	$29
Diluted earnings per share (EPS)	$0.10	$0.18

Non-GAAP Measures*:
Adjusted Net Income	$86	$88
Adjusted EBITDA	$179	$197
Adjusted EBITDA Margin	15.7%	16.8%
Adjusted Diluted EPS	$0.53	$0.54

* Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. See Selected Financial Data and Reconciliation of Non-GAAP Financial Measures at the end of this press release for more information.

The tables in Selected Financial Data and Reconciliation of Non-GAAP Financial Measures at the end of this press release provide all appropriate reconciliations from adjusted results to GAAP.
Revenue for the quarter was $1.14 billion, down 3% compared to the second quarter of fiscal year 2020, and up 3% compared to the first quarter of fiscal year 2021. The year-over-year decline in revenue was due to the one-time $60 million asset sale related to the NASA Agency Consolidated End-User Services (NASA ACES) program closeout that we recognized in the second quarter of fiscal year 2020 and the COVID-19 impact of approximately $18 million in the second quarter of fiscal year 2021. Excluding the impacts of the asset sale and the COVID-19 pandemic, revenue for the quarter grew 4% year-over-year.
Income before taxes for the second quarter of fiscal year 2021 was $19 million, which was down 49% compared to the second quarter of fiscal year 2020. Operating margin decreased from 3.2% to 1.7% year-over-year. Net income was $16 million, or $0.10 per diluted share.
Adjusted net income was $86 million for the second quarter of fiscal year 2021, down 2% year-over-year. Adjusted EBITDA was $179 million for the second quarter of fiscal year 2021, down 9% compared to adjusted EBITDA for the second quarter of fiscal year 2020. The as-expected year-over-year decrease in profitability was primarily due to lower asset intensity, an increased mix of cost-reimbursable programs and a $5 million COVID-19 impact. Adjusted diluted EPS for the second quarter of fiscal year 2021 was $0.53, down 2% compared to adjusted diluted EPS for the second quarter of fiscal year 2020.
Segment operating results (unaudited)
For the fiscal quarter ended October 2, 2020, Defense and Intelligence segment revenue of $796 million increased by 2% compared to the second quarter of fiscal year 2020, primarily due to new business wins and growth on existing programs. Civilian and Health Care segment revenue of $346 million decreased by 12% compared to the segment’s revenue from the comparable period of the prior year due to the one-time $60 million asset sale related to the NASA ACES program closeout that we recognized in the second quarter of fiscal year 2020.
Defense and Intelligence adjusted segment profit margin for the second quarter of fiscal year 2021 decreased to 13.1% from 14.9% in the second quarter of fiscal year 2020. Civilian and Health Care adjusted segment profit margin for the second quarter of fiscal year 2021 improved to 11.3% from 10.4% in the second quarter of fiscal year 2020.
Cash management and capital deployment
Perspecta generated $164 million of net cash provided by operating activities in the second quarter of fiscal year 2021. Quarterly adjusted free cash flow was $134 million, or 156% of adjusted net income. During the second quarter of fiscal year 2021, Perspecta used $26 million to make debt repayments and returned $11 million to shareholders in the form of its regular quarterly cash dividend program.

At quarter end, Perspecta had $216 million in cash and cash equivalents, $750 million of undrawn capacity in its revolving credit facility, and $2.5 billion in total debt, including $202 million in finance lease obligations. On November 9, 2020, the Perspecta Board of Directors declared that Perspecta will pay a cash dividend of $0.07 per share on January 15, 2020 to Perspecta shareholders of record at the close of business on November 24, 2020.
Contract awards
Contract awards (bookings) totaled $1.8 billion in the second quarter of fiscal year 2021, representing a book-to-bill ratio of 1.6x. Included in the quarterly bookings were several particularly important single-award prime contracts:
•Received multiple awards on classified systems engineering and integration programs in our Defense and Intelligence segment: Perspecta will provide support to U.S. government customers’ missions through the delivery of high-end systems engineering and integration, data analytics, cybersecurity, cloud/IT services and software development. The total contract value of these awards is $519 million.
•Defense Advanced Research Projects Agency (DARPA) Open, Programmable, Secure 5G (OPS-5G) program: Perspecta Labs received two awards on DARPA’s OPS-5G program for work to improve security of 5G networks. Perspecta Labs’ solution implements a zero-trust, distributed security architecture that operates across the entire scale of Internet of Things and network devices, with emphasis on reducing the burden of remote attestation and cryptographic computation on resource-constrained endpoints. Perspecta Labs’ solution will also leverage in-line programmable network elements and virtualized network functions to enable real-time, distributed defense against cyberattacks through the programmable mitigation of distributed denial of service attacks, real-time response and restoration and proactive deception-based defenses. The awards, which represent new work for the company, have a combined total ceiling value of $25 million if all options are exercised.
•California State Teachers Retirement System Data Center hosting and migration services contract: Perspecta will use agile teams to migrate critical financial and benefits applications to a cloud-based solution. Perspecta will maintain the hosted solution delivering cloud operations, security, disaster recovery, information technology service management and program management services. The award, which represents new work for the company, has a total contract value of $43 million if all options are exercised.
Perspecta’s backlog of signed business orders at the end of the second quarter of fiscal year 2021 was $13.9 billion; funded backlog at the end of the second quarter was $1.8 billion.

Forward guidance
The table below provides fiscal year 2021 guidance ranges for revenue, adjusted EBITDA margin, adjusted diluted EPS, and adjusted free cash flow conversion (as a percentage of adjusted net income). The table below provides information about the estimated financial impact of the network component of the existing U.S. Navy Next Generation Enterprise Network contract (NGEN SMIT), for which we are under contract through December 31, 2020. We anticipate a sole source six- to nine-month extension from the U.S. Navy on this contract. All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets; stock-based compensation expenses; restructuring, separation, transaction and integration-related costs; mark-to-market changes associated with pension and other post-retirement benefit plans; and other non-recurring items. Perspecta is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant effect on future GAAP results.

	Current Guidance			Previous Guidance
	Fiscal Year 2021	NGEN SMIT Information		Fiscal Year 2021	NGEN SMIT Information
Measure	Guidance	Estimated NGEN SMIT Impact	Perspecta Excluding Estimated NGEN SMIT Impact	Guidance	Estimated NGEN SMIT Impact	Perspecta Excluding Estimated NGEN SMIT Impact
Revenue (millions)	$4,410 - $4,560	~ $750	~ $3,660 - $3,810	$4,260 - $4,410	~ $600	~ $3,660 - $3,810
Adjusted EBITDA Margin	15.3% - 16.0%	~ 0.5%	~ 15.8% - 16.5%	15.0% - 16.0%	~ 0.5%	~ 15.5% - 16.5%
Adjusted Diluted EPS	$2.03 - $2.11	~ $0.38	~ $1.65 - $1.73	$1.90 - $2.03	~ $0.30	~ $1.60 - $1.73
Adjusted Free Cash Flow Conversion	115+%	~ 100%	~ 115+%	100+%	~ 100%	~ 100+%

John Kavanaugh, chief financial officer of Perspecta, commented, “We are pleased with the solid performance we delivered in the first half of FY2021. We continue to demonstrate our ability to execute and deliver on our commitments and, as a result, we are raising guidance for the fiscal year.”
The fourth quarter of fiscal year 2020 marked the beginning of the COVID-19 pandemic in the United States, and the pandemic has continued through the first quarter of fiscal year 2021. Due to the mission-critical nature of the majority of our business, substantially all of the services we provide to our government customers have been considered essential services, which has allowed them to continue, and the company has maintained its workforce at near full capacity. For the fiscal quarter ended October 2, 2020, the overall impact of the COVID-19 pandemic on our results of operations was approximately $18 million lower revenue, $5 million lower adjusted EBITDA and a year-to-date liquidity benefit of $40 million due to a deferral of payroll tax payments afforded by the Coronavirus Aid, Relief and Economic Security Act. We continue to assess further possible implications to our business, supply chain and customers, and to take actions in an effort to mitigate adverse consequences. Our fiscal year 2021 guidance above accounts for a potential impact of the COVID-19 pandemic of approximately $75 million in revenue and $20 million in adjusted EBITDA.
Conference call
Perspecta executive management will hold a conference call on November 10, 2020, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and investors may participate on the conference call by dialing 888-348-3873 (domestic), 855-669-9657 (Canada), or 412-902-4234 (international). The conference call will be webcast simultaneously through a link on the Investor Relations section of the Perspecta website. A replay of the conference call will be available on the Investor Relations section of the Perspecta website approximately two hours after the conclusion of the call.
About Perspecta Inc.
At Perspecta, we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 280+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of nearly 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
Forward-looking statements
All statements and assumptions in this press release that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, prospects, guidance, share repurchases, dividend payments, contract value, revenue acceleration, profitability and revenue generation. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) various risks related to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which may have material adverse effects on our business, financial position, results of operations and/or cash flows; (ii) any issue that compromises our relationships with the U.S. federal government, or any state or local governments, or damages our professional reputation; (iii) changes in the U.S. federal, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support; (iv) any delay in completion of the U.S. federal government’s budget process; (v) failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest; (vi) failure by us or our employees to obtain and maintain necessary security clearances or certifications; (vii) our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; (viii) our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; (ix) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (x) failure of third parties to deliver on commitments under contracts with us; (xi) misconduct or other improper activities from our employees or subcontractors; (xii) delays, terminations, or cancellations of our major contract awards, including as a result of our competitors protesting such awards; (xiii) failure of our internal control over financial reporting to detect fraud or other issues; (xiv) failure or disruptions to our systems, due to cyber-attack, service interruptions or other security threats; (xv) failure to be awarded task orders under our indefinite delivery/indefinite quantity contracts; (xvi) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to us; and (xvii) uncertainty from the expected discontinuance of the London Interbank Offered Rate and transition to any other interest rate benchmark; as well as the matters described in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of Perspecta’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect our results. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

CONTACTS
Investors:
Michael Pici
Vice President, Investor Relations
571-612-7065
michael.pici@perspecta.com

Media:
Lorraine M. Corcoran
Vice President, Corporate Communications
571-313-6054
lorraine.corcoran@perspecta.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Fiscal Quarter Ended
(in millions, except per share amounts)	October 2, 2020	September 30, 2019
Revenue	$1,142	$1,172

Costs of services	912	908
Selling, general and administrative	65	81
Depreciation and amortization	96	90
Restructuring costs	13	2
Separation, transaction and integration-related costs	12	20
Interest expense, net	29	36
Other (income) expense, net	(4)	(2)
Total costs and expenses	1,123	1,135

Income before taxes	19	37
Income tax expense	3	8
Net income	$16	$29

Earnings per common share:
Basic	$0.10	$0.18
Diluted	$0.10	$0.18

Selected Condensed Consolidated Balance Sheets
(preliminary and unaudited)

(in millions)	October 2, 2020	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$216	$147
Receivables, net of allowance for doubtful accounts of $1 and $1	520	513
Other receivables	40	45
Prepaid expenses	68	81
Other current assets	66	101
Total current assets	910	887
Property and equipment, net of accumulated depreciation of $245 and $193	278	307
Goodwill	2,702	2,671
Intangible assets, net of accumulated amortization of $629 and $515	1,087	1,193
Other assets	329	347
Total assets	$5,306	$5,405

LIABILITIES and SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$93	$89
Current finance lease obligations	94	111
Current operating lease obligations	33	39
Accounts payable	187	218
Accrued payroll and related costs	219	142
Accrued expenses	382	385
Other current liabilities	93	73
Total current liabilities	1,101	1,057
Long-term debt, net of current maturities	2,193	2,283
Non-current finance lease obligations	108	136
Non-current operating lease obligations	131	129
Deferred tax liabilities	100	114
Other long-term liabilities	304	329
Total liabilities	3,937	4,048
Commitments and contingencies
Total shareholders' equity	1,369	1,357
Total liabilities and shareholders’ equity	$5,306	$5,405

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
(in millions)	October 2, 2020	September 30, 2019	October 2, 2020	September 30, 2019
Cash flows from operating activities:
Net income	$16	$29	$13	$60
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	96	90	192	191
Share-based compensation	10	10	17	15
Deferred income taxes	(1)	(12)	(17)	(20)
Loss on sale or disposal of assets, net	5	2	12	10
Other non-cash charges, net	7	3	11	4
Changes in assets and liabilities, net of effects of acquisitions:
Receivables, net	43	(5)	25	50
Prepaid expenses and other current assets	(17)	15	7	46
Accounts payable, accrued expenses and other current liabilities	(1)	10	37	(16)
Deferred revenue and advanced contract payments	12	(3)	13	(16)
Income taxes payable and liability	(6)	(3)	(7)	(2)
Other assets and liabilities, net	—	(1)	(7)	(2)
Net cash provided by operating activities	164	135	296	320
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	(265)	(53)	(265)
Proceeds from sale of assets	—	—	9	—
Purchases of property, equipment and software	(11)	(3)	(26)	(4)
Payments for outsourcing contract costs	—	(2)	—	(3)
Net cash used in investing activities	(11)	(270)	(70)	(272)
Cash flows from financing activities:
Principal payments on long-term debt	(26)	(23)	(52)	(45)
Payments of debt issuance costs	—	(3)	—	(3)
Proceeds from revolving credit facility	—	175	—	175
Payments on revolving credit facility	—	—	(50)	—
Payments on finance lease obligations	(39)	(42)	(67)	(77)
Repurchases of common stock	—	(17)	—	(32)
Repurchases of common stock to satisfy tax withholding obligations	—	—	(2)	—
Dividends paid	(11)	(10)	(21)	(18)
Net cash used in financing activities	(76)	80	(192)	—
Net change in cash and cash equivalents, including restricted	77	(55)	34	48
Cash and cash equivalents, including restricted, at beginning of period	178	202	221	99
Cash and cash equivalents, including restricted, at end of period	255	147	255	147
Less restricted cash and cash equivalents included in other current assets	39	25	39	25
Cash and cash equivalents at end of period	$216	$122	$216	$122

Selected Financial Data and Reconciliation of Non-GAAP Financial Measures
The following tables present selected financial data, including the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, diluted EPS or any other measure of financial performance reported in accordance with GAAP. Perspecta’s non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Revenue Excluding NGEN SMIT (Unaudited)

	Fiscal Quarter Ended
(in millions)	October 2, 2020	September 30, 2019
Revenue	$1,142	$1,172
Less NGEN SMIT impact	217	214
Revenue excluding NGEN SMIT impact	$925	$958

Adjusted EBITDA, Net Income, and Diluted EPS (Unaudited)

Adjusted EBITDA excludes the following items: interest, income taxes, depreciation and amortization, restructuring, separation, transaction and integration-related costs, mark-to-market adjustments to the pension and other post-employment benefit programs, stock-based compensation, and other non-recurring items. There were no mark-to-market changes in either the current or year-ago quarterly periods. Adjusted net income and adjusted diluted EPS also exclude acquisition-related intangible amortization.

	Fiscal Quarter Ended
(in millions, except margin and per share amounts)	October 2, 2020	September 30, 2019
Net income	$16	$29
Income tax expense	3	8
Interest expense, net	29	36
Depreciation and amortization	96	90
EBITDA	144	163
Restructuring costs	13	2
Separation, transaction and integration-related costs	12	20
Share-based compensation	10	10
Other	—	2
Adjusted EBITDA	179	197
Adjusted EBITDA margin (a)	15.7%	16.8%
Adjusted EBITDA, excluding NGEN SMIT (b)	149	166
Adjusted EBITDA margin, excluding NGEN SMIT (b)	16.1%	17.3%
Depreciation and amortization	(96)	(90)
Amortization of acquired intangibles	60	50
Interest expense, net	(29)	(36)
Adjusted earnings before taxes	114	121
Income tax expense (c)	28	33
Adjusted net income	$86	$88
Adjusted diluted EPS (d)	$0.53	$0.54
Adjusted net income, excluding NGEN SMIT (e)	$64	$66
Adjusted diluted EPS, excluding NGEN SMIT (e)	$0.40	$0.41
Notes:
(a)	Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue for the fiscal quarters ended October 2, 2020 and September 30, 2019.
(b)	Excludes the impact of NGEN SMIT. Adjusted EBITDA, excluding NGEN SMIT is defined as revenue less cost of services, selling, general and administrative and excludes certain operating expenses managed at the corporate level. These unallocated costs include certain corporate function costs, share-based compensation expense, amortization of acquired intangible assets, impairment charges, certain nonrecoverable restructuring costs, separation, transaction and integration-relate costs, net periodic benefit cost and gain or loss on sale of assets. Adjusted EBITDA margin, excluding NGEN SMIT is calculated as the ratio of adjusted EBITDA, excluding NGEN SMIT to revenue excluding NGEN SMIT for the fiscal quarters ended October 2, 2020 and September 30, 2019.
(c)	Represents income tax expense utilizing an adjusted effective tax rate that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization. Adjusted effective tax rates were 25% for the fiscal quarter ended October 2, 2020, and 27% for the fiscal quarter ended September 30, 2019.
(d)	Represents adjusted net income divided by the weighted average common shares on a diluted basis of 161.90 million and 162.90 million for the fiscal quarters ended October 2, 2020 and September 30, 2019, respectively.
(e)	Excludes the impact of NGEN SMIT. Adjusted net income excluding NGEN SMIT is adjusted EBITDA, excluding NGEN SMIT less NGEN SMIT depreciation and imputed income tax at 25%. Adjusted diluted EPS, excluding NGEN SMIT is adjusted net income, excluding NGEN SMIT divided by the weighted-average common shares on a diluted basis of 161.90 million and 162.90 million for the fiscal quarters ended October 2, 2020 and September 30, 2019, respectively.

Adjusted Free Cash Flow (Unaudited)
Perspecta defines adjusted free cash flow as net cash provided by operating activities less purchases of property, equipment and software, and adjusted for certain items, such as (i) payments on finance lease obligations, (ii) business acquisitions, dispositions, and investments, (iii) restructuring payments, (iv) payments on separation, transaction and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

	Fiscal Quarter Ended
(in millions)	October 2, 2020	September 30, 2019
Net cash provided by operating activities	$164	$135
Purchases of property, equipment and software	(11)	(3)
Payments on finance lease obligations	(39)	(42)
Payments on restructuring, separation, transaction and integration-related costs	20	14
Adjusted free cash flow	$134	$104

Segment Operating Results (Unaudited)
Perspecta delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments—Defense and Intelligence, which provides services to the U.S. Department of Defense (DoD), intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies. The following tables summarize reportable segment profit and reconciliation of reportable segment profit to income before taxes:

Selected Segment Measures (Unaudited)

	Fiscal Quarter Ended
	October 2, 2020			September 30, 2019
(in millions, except profit margin)	Defense and Intelligence	Civilian and Health Care	Total	Defense and Intelligence	Civilian and Health Care	Total
Revenue	$796	$346	$1,142	$777	$395	$1,172

Segment profit	$101	$38	$139	$113	$40	$153
Non-GAAP adjustments (a)	3	1	4	3	1	4
Adjusted segment profit (b)	$104	$39	$143	$116	$41	$157
Segment profit margin	12.7%	11.0%	12.2%	14.5%	10.1%	13.1%
Adjusted segment profit margin (b)	13.1%	11.3%	12.5%	14.9%	10.4%	13.4%

Notes:
(a)	Non-GAAP adjustments include non-operating net periodic pension benefit, and certain separation-related and other costs.
(b)	Adjusted results represent non-GAAP financial measures, and it should be considered in addition to, but not as substitute for, the information provided in accordance with GAAP.

Reconciliation of Reportable Segment Profit to Income Before Taxes (Unaudited)

	Fiscal Quarter Ended
(in millions)	October 2, 2020	September 30, 2019
Total profit for reportable segments	$139	$153
Not allocated to segments:
Share-based compensation	(10)	(10)
Amortization of acquired intangible assets	(60)	(50)
Restructuring costs	(13)	(2)
Separation, transaction and integration-related costs	(12)	(20)
Interest expense, net	(29)	(36)
Other income and expense, net	4	2
Income before taxes	$19	$37